FOR IMMEDIATE RELEASE             Contact Information
Josh Klaetsch, Investor Relations
Phone : (952) 401-6600
E-mail : IR@centerspacehomes.com

CENTERSPACE COMPLETES SALE OF FIVE ST. CLOUD
COMMUNITIES FOR $124.0 MILLION

MINNEAPOLIS, MN, September 23, 2025 – Centerspace (NYSE: CSR) announced it has completed the disposition of five communities comprising 832 homes in the St. Cloud, MN, market for an aggregate sale price of $124.0 million. This transaction marks the Company’s exit from the St. Cloud market, while the Company’s planned disposition of seven communities in Minneapolis remains on track with an expected closing in Q4 2025.
These sales are part of the larger portfolio repositioning that the Company outlined in June 2025. Proceeds will be used to decrease leverage and for general corporate purposes.
“Combined with our recent acquisitions in Salt Lake City and Fort Collins, this transaction activity improves the quality and diversification of our communities while demonstrating the compelling value our portfolio offers,” said Anne Olson, Centerspace CEO.
“As we evaluate future disposition activity, management and our board will be prudently considering capital allocation in light of the current market and relative share price. Specifically, our options are not limited to investments that continue our trajectory of improved portfolio quality and growth but also may include accelerated deleveraging, value-add investments within our current portfolio, share buy backs, and dividends to investors, among other things,” Ms. Olson continued. “Our goal is to create value for our shareholders and to provide information and demonstrate action so that the value of Centerspace is better recognized.”
CBRE acted as broker for the St. Cloud portfolio sale.

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, Centerspace owns 68 apartment communities consisting of 12,941 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, South Dakota, and Utah. Centerspace was named a top workplace for the sixth consecutive year in 2025 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.

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If you would like more information about this topic, please contact Josh Klaetsch, Investor Relations, at (952) 401-6600 or IR@centerspacehomes.com.